Exhibit 99.1

VCA Inc. to Acquire Majority Interest in Companion Animal Practices, North America

Acquisition Adds 56 Animal Hospitals to VCA’s North American Network of Animal Hospitals

LOS ANGELES--(BUSINESS WIRE)--February 29, 2016--VCA Inc. (NASDAQ Global Select Market: WOOF), a leading animal healthcare company in the United States and Canada, announced today the signing of a definitive agreement for VCA to acquire an 80% ownership interest in Companion Animal Practices, North America (CAPNA) for $344 million. CAPNA, located in Las Vegas, Nevada operates a network of 56 free standing animal hospitals.

The acquisition is conditioned upon the expiration or earlier termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and other customary closing conditions. Closing is expected between April and July 2016.

Bob Antin, Chairman and Chief Executive Officer of VCA, stated, “We are very excited to create this partnership between VCA and CAPNA. We have known and worked with CAPNA’s management and many of its veterinary owners for years. We clearly share the belief that we can make a difference in the veterinary profession. CAPNA’s management team, under the leadership of Dennis Law, President, will continue to operate CAPNA’s animal hospitals as an independent operation sharing and leveraging many of the systems and processes that VCA has in place.”

Mr. Antin continued, “We have confidence in this model which is very similar to our Canadian business, which operates under an independent management that takes advantage of VCA’s expertise and infrastructure.”

Dennis Law, President of CAPNA, stated, “We are pleased about our new relationship with VCA and we look forward to leveraging their administrative infrastructure and financial resources to take CAPNA to the next level. Our entire management team is excited by the opportunity to grow our company and draw on VCA resources while we retain the independence and culture that has made CAPNA the success that it is.”

We anticipate that CAPNA will have annual 2016 revenues of approximately $200 million and that it will be accretive to non-GAAP diluted earnings per share. Assuming a closing during the second quarter of 2016, we estimate an additional $0.03 to $0.04 in 2016 non-GAAP adjusted diluted earnings per share excluding amortization, transaction and integration costs. The transaction is expected to include an estimated $116 million from anticipated future tax benefits, which will positively impact VCA’s cash flow over the next 15 years. Including the present value of these expected tax benefits, the purchase price of $344 million represents a valuation multiple of approximately 10.7 times expected 2016 EBITDA.

RBC Capital Markets, LLC served as the exclusive financial advisor to CAPNA. Akin Gump Strauss Hauer & Feld served as legal counsel to VCA Inc. and Gibson Dun represented CAPNA in the transaction.

About CAPNA

CAPNA is a national group of high quality companion animal practice owners that believe that the improved practice of medicine and surgery is the key to success in veterinary medicine. Founded in 2010 with the merger of 17 hospitals in 10 states, CAPNA has grown to 56 hospitals operating in 18 states. For more information on CAPNA, visit its website at www.capna.biz.

About VCA Inc.

VCA is a leading animal healthcare company with operations in the United States and Canada. Through VCA Animal Hospitals, VCA owns, operates and manages the largest network of free-standing veterinary hospitals in the United States and Canada, while its Antech Diagnostics, division operates the preeminent network of veterinary exclusive clinical laboratories in North America. VCA also supplies diagnostic imaging equipment to the veterinary industry through its Sound™ division and through Camp Bow Wow, franchises a premier provider of pet services including dog day care, overnight boarding, grooming, and other ancillary services at specially designed pet care facilities. For further information on VCA and its various businesses, visit its website at www.vca.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including the statements as to the expected growth and other benefits of the acquisition, expected impact on non-GAAP adjusted diluted earnings per share, anticipated tax benefits, the timeframe for closing the acquisition, and whether the satisfaction of the closing conditions will be met and the acquisition consummated. Actual results may vary substantially as a result of a variety of factors. Among the important factors that could cause actual results to differ are: the ability of the companies to satisfy the conditions to the closing of the transaction; the ability of the companies to consummate the transaction; a material adverse change in the financial condition or operations of either company; the ability to successfully integrate the two companies and achieve expected operating synergies following the transaction; the rate of VCA’s laboratory internal revenue growth and animal hospital same-store revenue growth; the level of direct costs and the ability of VCA to maintain revenue at a level necessary to maintain expected operating margins; the level of selling, general and administrative costs; the effects of VCA’s recent acquisitions and its ability to effectively manage its growth and achieve operating synergies; any disruption in VCA’s information technology systems or transportation networks; the effects of competition; any impairment in the carrying value of VCA’s goodwill; changes in prevailing interest rates; VCA’s ability to service its debt; and general economic conditions. These and other risk factors are discussed in the Company's periodic reports filed with the Securities and Exchange Commission, including the VCA’s Report on Form 10-K for the year ended December 31, 2015, and the reader is directed to these statements for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements.

CONTACT:
For CAPNA:
Dennis Law, 801-631-5844
dlaw@capna.biz
or
For VCA:
Tom Fuller, 310-571-6505
tom.fuller@vca.com